UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
Canadian Imperial Bank of Commerce
(Name of Issuer)
Common Shares
(Title of Class of Securities)
136069101
(CUSIP Number)
December 31, 2022
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X] Rule 13d-1(b)
[   ] Rule 13d-1(c)
[   ] Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Instructions).

CUSIP No.: 136069101

1	NAME OF REPORTING PERSON BANK OF MONTREAL I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 48,149,602
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 48,200,115
	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,200,115
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.3%
12	TYPE OF REPORTING PERSON HC

CUSIP No.: 136069101

1	NAME OF REPORTING PERSON BANK OF MONTREAL HOLDING INC. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 36,003,698
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 36,048,814
	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,048,814
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4%
12	TYPE OF REPORTING PERSON BK

CUSIP No.: 136069101

1	NAME OF REPORTING PERSON BMO NESBITT BURNS HOLDINGS CORPORATION I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 36,003,698
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 36,048,814
	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,048,814
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4%
12	TYPE OF REPORTING PERSON BD

CUSIP No.: 136069101

1	NAME OF REPORTING PERSON BMO NESBITT BURNS INC. WEALTH MANAGEMENT I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 25,269,768
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 25,314,884
	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,314,884
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.8%
12	TYPE OF REPORTING PERSON BD

CUSIP No.: 136069101

1	NAME OF REPORTING PERSON BMO NESBITT BURNS SECURITIES LTD. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 45,116
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 45,116
	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,116
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON BD

CUSIP No.: 136069101

1	NAME OF REPORTING PERSON BMO PRIVATE INVESTMENT COUNSEL INC. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 21,366,811
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 21,366,811
	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,366,811
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.4%
12	TYPE OF REPORTING PERSON IA

CUSIP No.: 136069101

1	NAME OF REPORTING PERSON BMO ASSET MANAGEMENT INC. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 20,668,887
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 20,668,887
	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,668,887
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.3%
12	TYPE OF REPORTING PERSON IA

CUSIP No.: 136069101

1	NAME OF REPORTING PERSON BMO NESBITT BURNS INC. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 10,733,930
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 10,733,930
	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,733,930
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2%
12	TYPE OF REPORTING PERSON BD

CUSIP No.: 136069101

1	NAME OF REPORTING PERSON BMO FINANCIAL CORP. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 28,400
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 33,797
	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,797
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON HC

CUSIP No.: 136069101

1	NAME OF REPORTING PERSON BMO CAPITAL MARKETS CORP. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,200
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 9,200
	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,200
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON BD

CUSIP No.: 136069101

1	NAME OF REPORTING PERSON BMO HARRIS BANK NATIONAL ASSOCIATION I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 19,200
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 19,292
	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,292
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON BK

CUSIP No.: 136069101

1	NAME OF REPORTING PERSON BMO FAMILY OFFICE, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,305
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 5,305
	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,305
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON IA

CUSIP No.: 136069101

1	NAME OF REPORTING PERSON BANK OF MONTREAL EUROPE PUBLIC LIMITED COMPANY I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Ireland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,184,619
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 1,184,619
	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,184,619
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON BK

CUSIP No.: 136069101

1	NAME OF REPORTING PERSON BANK OF MONTREAL, TORONTO BRANCH I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 10,932,885
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 10,932,885
	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,932,885
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2%
12	TYPE OF REPORTING PERSON HC

CUSIP No.: 136069101
ITEM 1(a).	NAME OF ISSUER: Canadian Imperial Bank of Commerce
ITEM 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 81 BAY ST, Toronto, CA-ON, M5J0E7, CA
ITEM 2(a).	NAME OF PERSON FILING:
BANK OF MONTREAL
BANK OF MONTREAL HOLDING INC.
BMO NESBITT BURNS HOLDINGS CORPORATION
BMO NESBITT BURNS INC. WEALTH MANAGEMENT
BMO NESBITT BURNS SECURITIES LTD.
BMO PRIVATE INVESTMENT COUNSEL INC.
BMO ASSET MANAGEMENT INC.
BMO NESBITT BURNS INC.
BMO FINANCIAL CORP.
BMO CAPITAL MARKETS CORP.
BMO HARRIS BANK NATIONAL ASSOCIATION
BMO FAMILY OFFICE, LLC
BANK OF MONTREAL EUROPE PUBLIC LIMITED COMPANY
BANK OF MONTREAL, TORONTO BRANCH

ITEM 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: 100 King Street West, 21st Floor, Toronto, Ontario, M5X 1A1, Canada
ITEM 2(c).	CITIZENSHIP: Canada Canada Canada Canada Canada Canada Canada Canada United States United States United States United States Ireland Canada
ITEM 2(d).	TITLE OF CLASS OF SECURITIES: Common Shares
ITEM 2(e).	CUSIP NUMBER: 136069101
ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b), or 13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS A:
	(a) [X]	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78c);
	(b) [X]	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
	(c) [ ]	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);
	(e) [X]	An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);
	(f) [ ]	An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);
	(g) [X]	A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);
	(h) [ ]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i) [ ]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j) [ ]	A non-U.S. institution in accordance with 240.13d-1(b)(1)(ii)(J);
	(k) [ ]	Group, in accordance with 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with 240.13d1(b)(1)(ii)(J), please specify the type of institution:

ITEM 4.	OWNERSHIP

(a) Amount beneficially owned:
48,200,115
(b) Percent of class:
5.3%
(c) Number of shares as to which the person has:
(i) sole power to vote or to direct the vote:
BANK OF MONTREAL - 48,149,602
BANK OF MONTREAL HOLDING INC. - 36,003,698
BMO NESBITT BURNS HOLDINGS CORPORATION - 36,003,698
BMO NESBITT BURNS INC. WEALTH MANAGEMENT - 25,269,768
BMO NESBITT BURNS SECURITIES LTD. - 45,116
BMO PRIVATE INVESTMENT COUNSEL INC. - 21,366,811
BMO ASSET MANAGEMENT INC. - 20,668,887
BMO NESBITT BURNS INC. - 10,733,930
BMO FINANCIAL CORP. - 28,400
BMO CAPITAL MARKETS CORP. - 9,200
BMO HARRIS BANK NATIONAL ASSOCIATION - 19,200
BMO FAMILY OFFICE, LLC - 5,305
BANK OF MONTREAL EUROPE PUBLIC LIMITED COMPANY - 1,184,619
BANK OF MONTREAL, TORONTO BRANCH - 10,932,885

(ii) shared power to vote or to direct the vote:

(iii) sole power to dispose or direct the disposition of:
BANK OF MONTREAL - 48,200,115
BANK OF MONTREAL HOLDING INC. - 36,048,814
BMO NESBITT BURNS HOLDINGS CORPORATION - 36,048,814
BMO NESBITT BURNS INC. WEALTH MANAGEMENT - 25,314,884
BMO NESBITT BURNS SECURITIES LTD. - 45,116
BMO PRIVATE INVESTMENT COUNSEL INC. - 21,366,811
BMO ASSET MANAGEMENT INC. - 20,668,887
BMO NESBITT BURNS INC. - 10,733,930
BMO FINANCIAL CORP. - 33,797
BMO CAPITAL MARKETS CORP. - 9,200
BMO HARRIS BANK NATIONAL ASSOCIATION - 19,292
BMO FAMILY OFFICE, LLC - 5,305
BANK OF MONTREAL EUROPE PUBLIC LIMITED COMPANY - 1,184,619
BANK OF MONTREAL, TORONTO BRANCH - 10,932,885

(iv) shared power to dispose or to direct the disposition of:

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON: Not Applicable
ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: Not Applicable
ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
Each reporting person may be deemed to be a member of a group with respect to the issuer or securities of the issuer for the purposes of Section 13(d) or 13(g) of the Act. Each reporting person declares that neither the filing of this statement nor anything herein shall be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose, (i) acting (or has agreed or is agreeing to act) with any other person as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of the issuer or otherwise with respect to the issuer or any securities of the issuer or (ii) a member of any syndicate or group with respect to the issuer or any securities of the issuer.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP:
Each reporting person may be deemed to be a member of a group with respect to the issuer or securities of the issuer for the purposes of Section 13(d) or 13(g) of the Act. Each reporting person declares that neither the filing of this statement nor anything herein shall be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose, (i) acting (or has agreed or is agreeing to act) with any other person as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of the issuer or otherwise with respect to the issuer or any securities of the issuer or (ii) a member of any syndicate or group with respect to the issuer or any securities of the issuer.

ITEM 10.	CERTIFICATION:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.: 136069101
SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
February 01 2023	BANK OF MONTREAL By: /s/ Eric Moss Name: Eric Moss Title: SVP, DGC, Chief Compliance Officer
Attention — Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

CUSIP No.: 136069101
Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned entities, as applicable, pursuant to a duly executed power of attorney, hereby agrees to this and any future joint filing of Schedule 13G (including any and all amendments thereto) to be made on their behalf and further agrees to the filing of this Agreement as an Exhibit to such filing(s). In addition, each party to this Agreement consents to the filing of this and any future Schedule 13G (including any and all amendments to such filings) by Bank of Montreal.

This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 11th day of February, 2022.

BANK OF MONTREAL

_______________________________
Eric Moss
Senior Vice President, Deputy General
Counsel & Chief Compliance Officer

BANK OF MONTREAL EUROPE PUBLIC LIMITED COMPANY

*____________________________________
BMO ASSET MANAGEMENT CORP.

*____________________________________

BMO ASSET MANAGEMENT INC.

*____________________________________
BMO CAPITAL MARKETS CORP.

*____________________________________

BMO CAPITAL MARKETS LIMITED

*____________________________________

BMO DELAWARE TRUST COMPANY

*____________________________________
BMO DIRECT INVEST INC.

*____________________________________ BMO FAMILY OFFICE, LLC

*____________________________________

BMO FINANCIAL CORP.

*____________________________________

BMO HARRIS BANK NATIONAL ASSOCIATION

*____________________________________

BMO INVESTMENTS INC.

*____________________________________

BMO INVESTORLINE INC.

*____________________________________

BMO NESBITT BURNS INC.

*___________________________________

BMO NESBITT BURNS SECURITIES LTD.

*____________________________________

BMO PRIVATE EQUITY (CANADA) INC.

*___________________________________
BMO PRIVATE EQUITY (U.S.) INC.

*___________________________________

BMO PRIVATE INVESTMENT COUNSEL INC.

*____________________________________
BMO TRUST COMPANY

*____________________________________

CLEARPOOL EXECUTION SERVICES, LLC

*____________________________________
STOKER OSTLER WEALTH ADVISORS, INC.

*____________________________________

*Pursuant to Power of Attorney filed herewith.

CUSIP No.: 136069101
Exhibit 2
POWER OF ATTORNEY
For executing Schedules 13G and 13D, 13G/D Joint Filing Agreement and Form 13F
Each of the undersigned entities represents that the individuals signing on behalf of the entity is duly authorized to do so, and hereby constitutes and appoints Eric Moss, Senior Vice-President, Deputy General Counsel and Chief Compliance Officer of Bank of Montreal, Lino Cambone, Vice-President, Deputy General Counsel, Wealth Management & Assistant Corporate Secretary of Bank of Montreal, and George Walz, Senior Vice-President, U.S. Chief Compliance Officer, Bank of Montreal, his or her true and lawful attorneys-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to:

(1) complete and execute for and on behalf of the undersigned filings on Schedules 13G and 13D in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the Act) and the rules and regulations promulgated thereunder, or any successor laws and regulations;

(2) complete and execute for and on behalf of the undersigned a joint filing agreement to provide for the joint filing on Schedules 13G or 13D in accordance with Section 13(d) of the Act and the rules and regulations promulgated thereunder, or any successor laws and regulations;

(3) complete and execute for and on behalf of the undersigned filings on Form 13F as required by Section 13(f) of the Act and the rules and regulations promulgated thereunder, or any successor laws and regulations;

(4) do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete the execution of any such Schedules 13G and 13D, joint filing agreement and Forms 13F and the timely filing of such forms and agreements with the United States Securities and Exchange Commission and any other authority; and

(5) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorneys-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorneys-in-fact on behalf of the undersigned pursuant to the Power of Attorney shall be in such form and shall contain such terms and conditions as such attorneys-in-fact may approve in his or her discretion.
Each of the undersigned entities grants to said attorneys-in-fact and agent full power and authority to do and perform each and every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned entities acknowledge that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigneds responsibilities to comply with Section 13(d) of the Act and the rules and regulations promulgated thereunder.
This Power of Attorney shall remain in effect until the undersigned entity is no longer required to file Schedules 13G, 13D or Form 13F, unless earlier revoked by a duly authorized officer of the undersigned entity in writing and delivered to the foregoing attorneys-in-fact.
This Power of Attorney Signature Page may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. A facsimile or portable document format (.pdf) copy, or an electronic copy by way of reliable electronic signature technology, of the signature of a party to this Power of Attorney on any such counterpart shall be fully effective as in an original signature.
IN WITNESS WHEREOF, the undersigned duly authorized individuals have caused this Power of Attorney to be executed as of February 11, 2022, on behalf of the respective entities.
Signatures on following pages.

BANK OF MONTREAL EUROPE PUBLIC LIMITED COMPANY

By: /s/ Jane Anne Negi______________
Name: Jane Anne Negi
Title: Chief Executive Officer

By: /s/ Noel Reynolds_______________
Name: Noel Reynolds
Title: Chief Finance Officer

BMO ASSET MANAGEMENT INC.

By: /s/ Ross Kappele ______________
Name: Ross Kappele
Title: Head

By: /s/ Kevin Gopaul _____________
Name: Kevin Gopaul
Title: Head of Exchange Traded Funds

BMO ASSET MANAGEMENT CORP.

By: /s/ Steven J. Arquilla___________
Name: Steven J. Arquilla
Title: Head, U.S. Global Asset Management Governance

By: /s/ Pete Andrews_______________
Name: Pete Andrews
Title: Head of Operations

BMO CAPITAL MARKETS CORP.

By: /s/ Brad Rothbaum_____________
Name: Brad Rothbaum
Title: Chief Operating Officer

BMO CAPITAL MARKETS LIMITED

By: /s/ William Smith_____________
Name: William Smith
Title: Chief Executive Officer

By: /s/ Paula Young______________
Name: Paula Young
Title: Company Secretary

BMO DIRECT INVEST INC.

By: /s/ Karen Messnick___________
Name: Karen Messnick
Title: Operations Manager

BMO DELAWARE TRUST COMPANY

By: /s/ Amy Griman___________________
Name: Any Griman
Title: Chief Executive Officer

BMO FAMILY OFFICE, LLC

By: /s/ Rob Gray _____________________
Name: Robert Gray
Title: Chief Operating Officer

BMO FINANCIAL CORP.

By: /s/ Darrel Hackett _____________
Name: Darrel Hackett
Title: Executive Vice President, and
Head, U.S. Wealth Management

By: /s/ Michelle Magnaye __________
Name: Michelle Magnaye
Title: Assistant Corporate Secretary

BMO HARRIS BANK NATIONAL ASSOCIATION

By: /s/ Darrel Hackett _______________
Name: Darrel Hackett
Title: Executive Vice President, and Head,
U.S. Wealth Management

BMO INVESTMENTS INC.

By: /s/ Ross Kappele _______________
Name: Ross Kappele
Title: Head

By: /s/ Kevin Gopaul _______________
Name: Kevin Gopaul
Title: Head of Exchange Traded Funds
BMO INVESTORLINE INC.

By: /s/ Deland Kamanga ___________
Name: Deland Kamanga
Title: Director

By: /s/ Juron Grant-Kinnear___________
Name: Juron Grant-Kinnear
Title: Corporate Secretary

BMO NESBITT BURNS INC.

By: /s/ Deland Kamanga_____________
Name: Deland Kamanga
Title: Director

By: /s/ Juron Grant-Kinnear__________
Name: Juron Grant-Kinnear
Title: Assistant Corporate Secretary

BMO NESBITT BURNS SECURITIES LTD.

By: /s/ Dave Persaud________________
Name: Devanand (Dave) Persaud
Title: Director

By: /s/ Victoria Robinson ____________
Name: Victoria Robinson
Title: Corporate Secretary

BMO PRIVATE EQUITY (CANADA) INC.

By: /s/ Serkan Eskinazi_______________
Name: Serkan Eskinazi
Title: President

By: /s/ Victoria Robinson_____________
Name: Victoria Robinson
Title: Corporate Secretary
BMO PRIVATE EQUITY (U.S.), INC.

By: /s/ _Scott Rubenstein______________
Name: Scott Rubenstein
Title: Managing Director

BMO PRIVATE INVESTMENT COUNSEL INC.

By: /s/ Gilles Ouellette ____________
Name: Gilles Ouellette
Title: Director

By: /s/ Juron Grant-Kinnear__________
Name: Juron Grant-Kinnear
Title: Corporate Secretary

CLEARPOOL EXECUTION SERVICES,
LLC

By: /s/ Brad Rothbaum_______________
Name: Brad Rothbaum
Title: Chief Operating Officer

BMO TRUST COMPANY

By: /s/ Elizabeth Dorsch__________
Name: Elizabeth Dorsch
Title: Chief Executive Officer

By: /s/ Bruce Ferman ____________
Name: Bruce Ferman
Title: Director

STOKER OSTLER WEALTH ADVISORS, INC.

By: /s/ Michelle L. Decker ________
Name: Michelle L. Decker
Title: Chief Operating Officer